UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2017

ORBIS CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-199205	20-4292198
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

100 Peffer Law Circle, Brampton, Ontario, Canada	11743
(Address of principal executive offices)	(Zip Code)

(647) 308-5963

Registrant’s telephone number, including area code

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 05, 2017, Mahor S. Bansal resigned as the Registrant’s principal officer including the role of President, CEO and Chief Financial Officer. In a letter to the Registrant, Mr. Bansal stated that he did not have any disputes or disagreements with the Registrant on any matter relating to the Registrant’s operations, policies or practices. Subsequently, on April 10, 2017, Joginder Singh Arora was appointed by the Board (1) to fill the board vacancy and (2) to serve as President, CEO and Chief Financial Officer of the Registrant. Mr. Arora, age 63, will serve as a director until his successor is elected and qualified.

Mr. Arora holds a Bachelor’s degree in Chemistry and a Master’s degree in Economics from Agra University. Mr. Arora has also taken advanced academic studies in Foreign Exchange, International Trade & Finance and Performance Budgeting at the Bankers Training College of the Reserve Bank of India Mumbai and the National Institute of Banking Studies & Corporate Management. For over 30 years, Mr. Arora has worked extensively in the banking industry. Since 1980, he has held various management positions at Punjab & Sind Bank in their international banking division and heavy industrial banking division. From 2005 to 2013 he served as a Zonal Inspectorate for Punjab & Sind bank reviewing the performance of multiple bank branches in Mumbai, India.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBIS CORPORATION

Date: April 10, 2017	By:	/s/ Joginder Singh Arora
Joginder Singh Arora,
Chief Executive Officer